Exhibit 10.29*
EMPLOYMENT AND NON-COMPETITION AGREEMENT
This EMPLOYMENT AND NON-COMPETITION AGREEMENT (the “Agreement”) is effective as of the 27th day of July, 2007 (the “Effective Date”), and is made by and between Regional Enterprises, Inc., a Virginia corporation (herein referred to as “Employer” or “Company”), and W. Gary Farrar, III, an individual currently residing in the Commonwealth of Virginia (the “Employee”).
WHEREAS, the Employer specializes in liquid bulk storage, railcar transloading and transportation of bulk liquids, including hazardous, non-hazardous and food grade products (“Employer’s Business”);
WHEREAS, the Employer is the successor by merger to Regional Enterprizes, Inc., a Virginia corporation and the former employer of Employee prior to the Effective Date;
WHEREAS, the Employer is a wholly owned subsidiary of Rio Vista Energy Partners L.P., a Delaware limited partnership (“RVEP”);
WHEREAS, the Employer desires to retain the Employee as the Vice President, Director of Marketing; and
WHEREAS, effective as of the Effective Date, the Employee desires to serve the Employer as the Vice President, Director of Marketing on the terms and conditions provided in this Agreement, and acknowledges that such terms and conditions provide adequate consideration and benefits to the Employee;
NOW, THEREFORE, in consideration of the promises, covenants and agreements of the Employer and the Employee (collectively, the “Parties”) contained in this Agreement and in consideration of the Employee’s continued employment by the Employer, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1. Position and Duties. The Employer hereby agrees to employ the Employee as its Vice President, Director of Marketing. In this role, the Employee shall be responsible for customer relationships, customer growth/development, customer retention as it relates to Sales and Marketing of the Employer and any other duties reasonably assigned by the Employer (“Job Description”). Employee will report directly to the President/Chief Executive Officer of Employer or RVEP. The Employee will perform his duties at the principal office of the Company in Hopewell, Virginia, or at such other locations as the Company and the Employee shall hereafter agree, including such travel as reasonably required for the efficient and effective performance of his duties. Employee shall devote substantially all of his business time and expend his best efforts, energies and skills to the diligent and faithful performance of his employment responsibilities. Those responsibilities may change at the discretion of the Employer or RVEP. However, in all cases the responsibilities and duties of Employee will not be changed significantly from those described above, but in no event will such responsibilities and duties include being primarily responsible for the day to day operations of the Employer.

2. At-will employment. Employee’s employment with Employer is at-will, meaning that Employer or Employee can terminate the employment relationship at any time, for any reason, with or without good or just cause.
3. Compensation. The Employee’s annual base salary as of the effective date of this Agreement will be Two Hundred Ten Thousand Dollars ($210,000.00) (“Base Salary”). This Base Salary may increase subject to annual performance evaluations by the Employer and is subject to withholdings and other deductions by reason of Federal, State or local law. The Employer shall pay such Base Salary in accordance with its regular payroll dates. The Employee shall also be eligible for any annual bonuses, if any, awarded to employees of the Employer in accordance with the terms or criteria set for such bonus awards. The Employer also agrees to reimburse the Employee for all reasonable business expenses incurred by the Employee in connection with the performance of the Employee’s employment responsibilities and obligations under this Agreement, subject to any established reimbursement policies of the Employer in effect from time-to-time.
4. Benefits. The Employee shall be entitled to the following benefits during his employment:
a. Paid Time Off. The Employee shall be allowed vacation of three (3) weeks, sick leave, and personal leave, in an amount pursuant to the leave allowances as set forth from time-to-time in the Employer’s policies and procedures.
b. Medical Insurance. The Employee and the Employee’s immediate family shall be entitled to health insurance benefits comparable to those benefits made available generally to other employees of the Employer. In addition, Employee will have the continued benefit of full quarterly reimbursement of all healthcare-related expenses with exception of employees’ paid portion to semi-monthly premiums. This reimbursement is not to exceed $2,500 during any quarterly period (beginning on the Effective Date) provided such expenses were actually incurred during the period.
c. Salary Withholding Plans. The Employee shall be entitled to participate in any employee benefit plan that the Employer has in existence pursuant to Paragraph 403(b) or 401(k) or any other provision of the Internal Revenue Code providing for tax-deferred salary withholding plans in accordance with the same terms and conditions that the Employer may make available generally to other employees of the Employer.
d. Commissions: Employee will be entitled to commissions based on the revenue of the Company as set forth in Exhibit A, attached to this Agreement and incorporated herein by reference.

e. Employer options: Employee will be entitled to receive options to purchase 25,000 common units of RVEP with an exercise price equal to the closing price of RVEP units on the date of the grant. Such options shall expire five years from the date of the grant and shall vest ratably for each month over a period of twenty-four months. The options will be exercisable only during the end of a calendar quarter. If termination of Employee’s employment occurs for any reason, all of Employee’s vested options shall expire on that date which is six months from the Separation Date (defined herein). Employee shall not be entitled to any additional vesting of options beyond the Separation Date. The common units acquired through the exercise of the option will be restricted as provided for under regulations of the Securities and Exchange Commission. RVEP is under no obligation to register the underlying common units.
5. Limited Restrictive Covenants. For and in consideration of Employee’s continued employment, compensation, employee benefits and other good and valuable consideration, the adequacy, sufficiency and receipt of which is hereby acknowledged, and intending to be legally bound, the Employee agrees to the following:
a. Confidentiality of Employer’s Business Records and Information: The Parties acknowledge that in the course of performing the duties of the Job Description and due to Employee’s previous employment with the Employer, Employee has had and will have frequent contact with Employer’s existing and prospective customers and will have or will develop familiarity with Employer’s methods of operation, including, but not limited to: (i) the Employer’s methods of estimating the cost of Employer’s products and services, (ii) the specifications for Employer’s products and services, and/or (iii) the Employer’s techniques of promoting, selling, and supplying its services to its customers (“Employer’s Business Practices”). The Employer’s Business Practices, all records, whether original, duplicated, computerized, electronic, memorized, handwritten or in any other form, and all information contained therein, including names, addresses, phone numbers, and account and financial information of any customer, client, customer lead or prospect, any person or entity to whom or to which the Employer provided services, or any person or entity to whom or to which the Employer submitted or made a bid, proposal, or offer of sale for the purpose of providing services (“Customer”), exclusive of information that is generally available to the public, are confidential and are the sole and exclusive property of the Employer (collectively, “Confidential Information”).
Employee hereby acknowledges and recognizes that the Confidential Information is the exclusive property of the Employer, and that the use or disclosure of such information, whether confidential or otherwise, to any person or entity will irreparably injure the Employer’s business interests. Employee agrees not to use Confidential Information or remove any such information or records from the Employer’s office except for the sole purpose of conducting the Employer’s Business on behalf of the Employer. Except as required by order of a court or other tribunal, or as permitted by the written consent of the Employer, Employee agrees not to use Confidential Information for Employee’s benefit or for the benefit of any other entity, or disclose Confidential Information to any person or entity outside the Company. Specifically, Employee agrees not to divulge or disclose this information or records to any third party and under no circumstances will reveal or permit this information or these records to become known by any competitor of Employer either during Employee’s employment or at any time thereafter.

b. Limited Non-Competition: During Employee’s employment and for a period of eighteen (18) months following the Separation Date, defined herein (or from the date of entry by a court of competent jurisdiction of a final judgment enforcing the covenant, whichever is later), Employee agrees that he shall not, within the following States — Virginia, North Carolina, South Carolina, Georgia, Florida, West Virginia, Tennessee, Kentucky, Maryland, Pennsylvania, or any territory in which Employer is performing services (hereinafter collectively “Market Territory”), serve in any capacity for a Competing Business, defined herein, where Employee’s services or duties would be similar, comparable or akin to those duties listed in the Job Description set forth above. The “Separation Date” shall be the last day of Employee’s employment with Employer without regard to the reasons for cessation of employment. A “Competing Business” shall be an individual or entity that (a) engages in liquid bulk storage, railcar transloading of bulk liquids and/or transportation of bulk liquids; and (b) directly competes with the Employer’s Business within the Market Territory.
Notwithstanding the foregoing restrictions, the Parties agree that the Employee may work for, provide services to, or own: (a) a Competing Business that conducts no business within the Market Territory; or (b) a Competing Business where the work or services performed by Employee are different from or dissimilar to the work or services that the Employee provided to Employer.
c. Limited Non-Solicitation of Customers: During Employee’s employment and for a period of eighteen (18) months following the Separation Date (or from the date of entry by a court of competent jurisdiction of a final judgment enforcing the covenant, whichever is later), Employee agrees that he will not, on behalf of or in conjunction with a Competing Business, solicit or attempt to induce or persuade any Customer to whom Employer provided services, or whose name became known to Employee while employed by Employer, to (a) reduce or discontinue its or their business with or patronage of Employer; or (b) purchase or acquire from a Competing Business the same or similar products or services as were sold or provided by the Employer.
d. Limited Non-Solicitation of Employees. During Employee’s employment and for a period of eighteen (18) months following the Separation Date (or from the date of entry by a court of competent jurisdiction of a final judgment enforcing the covenant, whichever is later), Employee agrees that he will not, on his own behalf, or on the behalf of or in conjunction with any other person or entity, solicit for hire or assist others in the solicitation or hiring of any employee of the Employer for work in a Competing Business. This includes, but is not limited to: (i) providing a Competing Business the identities of any of the Employer’s employees; or (ii) assisting any of the Employer’s employees in obtaining employment with a Competing Business through the dissemination of resumes or otherwise.
6. Remedies
(a) Injunctive Relief. In the event Employee breaches any of the covenants of Paragraph 5 above, Employee agrees that Employer will be entitled to injunctive relief. Employee recognizes that Employer will suffer immediate and irreparable harm, and that money damages will not be adequate to compensate Employer or to preserve or protect the status quo. Accordingly, EMPLOYEE CONSENTS TO THE ISSUANCE OF A TEMPORARY RESTRAINING ORDER OR A PRELIMINARY INJUNCTION OR PERMANENT INJUNCTION ordering:

(i) That Employee immediately return to Employer all records whether original, duplicated, computerized, electronic, handwritten, or in any other form whatsoever, and that Employee be enjoined and restrained from using or disclosing any information contained in such records; and
(ii) That for a period of eighteen (18) months, Employee be enjoined and restrained from violating the non-competition provisions of Paragraph 5(b) of this Agreement;
(iii) That for a period of eighteen (18) months, Employee be enjoined and restrained from violating the non-solicitation of Customer provisions of Paragraph 5(c) of this Agreement; and
(iv) That for a period of eighteen (18) months, Employee be enjoined and restrained from violating the non-solicitation of employees provisions of Section 5(d) of this Agreement.
Employee agrees to submit to the personal jurisdiction of the Circuit Court of the County of Henrico, Virginia, or the United District Court for the Eastern District of Virginia, Richmond Division, for purposes of the injunctive relief described herein and any proceedings by Employer to compel Employee’s participation in an arbitration of disputes under this Agreement.
7. Employee’s Representations. The Employee represents and warrants that: (i) as of the commencement of the Employee’s employment, he is not and will not be subject to any covenants or contracts that impair, restrict, or limit his ability to perform his duties under this Agreement; and (ii) there are no physical or mental limitations that would impair, restrict, or limit his ability to carry out Employee’s duties under this Agreement.
8. Assignment; Binding Effect. This Agreement is personal as to the Employee and shall not be assignable by him. The Employer may assign its rights under this Agreement to any person, firm, corporation, or other entity which may acquire all, or substantially all, of the business which is now or hereafter conducted by the Employer or which may acquire substantially all of the assets of the Employer, or with or into which the Employer may be consolidated or merged, provided, that any such assignment shall be subject to the express terms and conditions hereof. This Agreement shall be binding upon and shall inure to the benefit of the respective Parties hereto and their heirs, executors, personal representatives and successors.
9. Severance Benefit. If the Employer terminates Employee’s employment without “Good Cause” as defined below, Employer will pay the Employee’s an amount equal to $210,000 less the amount of Base Salary received from the Effective Date. Employee will not be entitled to any other payments except any amounts owing on accrued and unpaid commissions and accrued and unpaid expense reimbursements through the date of termination. All of Employee’s vested options shall expire on that date which is six months from the Separation Date.

For purposes of this Agreement, termination for “Good Cause” shall mean a termination of Employee’s employment by Employer due to Employee’s failure to follow directives provided by his superiors, Employee’s material breach of his obligations under this Agreement, breach of a material fiduciary duty owed to the Employer, fraud, theft, embezzlement, misappropriation of Employer funds, abuse of controlled substances (including alcohol) that materially impairs Employee’s ability to perform his duties and responsibilities hereunder, conviction of a felony, forgery or the knowing falsification of documents, unauthorized use or disclosure of Confidential Information and/or misconduct by Employee that is materially injurious to the Employer.
If the Employee resigns, is terminated for Good Cause, as defined above, becomes disabled and is unable to perform the essential functions of his job, or dies, Employee will be entitled to none of the payments discussed in this section.
The amounts payable pursuant to this section, if any, shall be paid such that the payments do not constitute a nonqualified deferred compensation plan under Section 409A of the Internal Revenue Code (the “Code”). Accordingly, neither the Employer nor the Employee may accelerate the payment of the amounts as set forth above, except as specifically permitted pursuant to Code Section 409A.
10. Miscellaneous.
a. Governing Law. This Agreement shall in all respects be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia without reference to its conflicts of law principals.
b. Integration; Modification of Agreement. This instrument constitutes the entire agreement of the Parties hereto with respect to the subject matter herein. No provisions of this Agreement may be amended, modified, or discharged, unless such amendment, modification, or discharge has been approved by the Parties and agreed to in writing and signed by the Parties.
c. Severability. Each section and subsection of this Agreement constitutes a separate and distinct provision hereof. It is the intent of the Parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applicable. Accordingly, if any provision of this Agreement shall be adjudicated to be invalid, ineffective, or unenforceable, the remaining provisions shall not be affected thereby.
d. Waiver. No waiver by either Party of a right or remedy hereunder shall be deemed to be a waiver of any other right or remedy or of any subsequent right or remedy of the same kind. No such waiver shall be enforceable unless expressed in a written instrument executed by the Party against whom enforcement is sought.

IN WITNESS WHEREOF, the Parties have executed this Agreement as follows:

Employer: Regional Enterprises, Inc.

Date: July 27, 2007	By:	/s/ Ian T. Bothwell

Ian T. Bothwell
President and Chief Executive Officer

Employee:

Date: July 27, 2007	/s/ W. Gary Farrar, III

W. Gary Farrar, III

EXHIBIT A
COMMISSION SCHEDULE

Revenue
Commission
REVENUES (a), (b, (c))	Rate
$ 0 - $7,100,000	0.0%
$ > 7,100,000 < $10,000,000	1.0%
$ > 10,000,001 < $15,000,000	1.5%

(a)	Commodity based revenues will be adjusted to net profits (revenues less related commodity costs)

(b)	Only includes operating revenues related to liquid bulk storage, railcar transloading and transportation of bulk liquids, including hazardous, non-hazardous and food grade products.

(c)	Increased commission rates apply to incremental revenues only.